UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 9, 2020

Date of Report (Date of earliest event reported)

8X8 INC /DE/

(Exact name of registrant as specified in its charter)

(Exact name of registrant as specified in its charter)

Delaware	001-38312	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

675 Creekside Way

Campbell, CA 95008

(Address of principal executive offices including zip code)

(408) 727-1885

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
COMMON STOCK, PAR VALUE $.001 PER SHARE	EGHT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2020, the Board of Directors (the “Board”) of 8x8, Inc. (the “Company”) approved the following changes to the Company’s executive management team and Board:

8x8 Appoints David Sipes as CEO

Effective December 10, 2020, David Sipes was appointed Chief Executive Officer (the “CEO”) and a member of the Company’s Board. Mr. Sipes will continue to serve on the Board as long as he continues to be CEO of the Company. As an employee-director, Mr. Sipes will not serve on any committees of the Board, nor receive any additional compensation as a director.

Mr. Sipes, 53, recently completed a twelve-year tenure at RingCentral, Inc., a provider of enterprise cloud communications and collaboration solutions, where he served in a number of senior leadership roles including most recently chief operating officer for the last five years. He has extensive management, marketing and strategic experience relevant to the Company and also held a variety of executive roles with companies such as Branders.com and Booz Allen Hamilton. Mr. Sipes has an MBA from Northwestern University and a BS in Administration from the University of California, Berkeley.

As part of Mr. Sipes employment agreement, he will be an at-will employee entitled to an annual base salary of $525,000 per year and target cash bonus of 100% of his annual base salary. In addition, Mr. Sipes will receive, subject to approval of the Board: an award of restricted stock units (“RSUs”), representing the right to acquire shares of the Company’s common stock valued at $9,000,000, vesting over a three-year period, with one-third (1/3) of the total number of RSUs vesting on the first anniversary of the grant date, and one-eighth (1/8) of the remaining number of RSUs vesting on a quarterly basis thereafter; and an award of performance share units (“PSUs”), representing the right to acquire shares of the Company’s common stock valued at $9,000,000 at 100% of the target opportunity.

Shares subject to the PSU award will be earned according to the following: one-half (1/2) of the target opportunity is eligible to be earned on June 15, 2022 and June 15, 2023, respectively, based on the Company’s total shareholder return (the “TSR”) relative to the S&P Software & Services Index. A number of shares equal to 100% of the target opportunity will be earned in the event that the Company’s performance matches that of the specified index during the relevant period. A 2x multiplier will be applied for each percentage point of positive or negative relative TSR, such that the number of shares of common stock earned will increase or decrease by 2% of the target number of shares, subject to a maximum of 200% of the target number of shares. In the event that the Company’s relative TSR performance is less than negative 30%, relative to the specified index, no shares will be earned for the applicable performance period. Vesting of shares will be subject in each case to Mr. Sipes’ continued employment or other qualifying association with the Company or any of its subsidiaries.

For the Company’s fiscal year 2021, Mr. Sipes will be granted RSUs equal to $200,000, subject to his continued employment through the Company’s regularly scheduled fiscal year 2021 bonus payment date. The number of RSUs granted will be determined by dividing $200,000 by the Company’s closing stock price on such payment date. Mr. Sipes will also be eligible to receive an annual equity compensation award in fiscal year 2022 consisting of approximately $2,500,000 in RSUs and approximately $2,500,000 in PSUs, subject to vesting and performance metrics as approved by the Board.

The Company will also enter into its standard form of indemnification agreement with Mr. Sipes; the form of which is filed as Exhibit 10.3 to the Company’s Form 10-Q for the period ended June 30, 2015. The Company will also provide reasonable directors’ and officers’ insurance coverage for Mr. Sipes on terms at least as favorable as any coverage provided to other officers and directors of the Company.

Mr. Sipes will also be eligible to receive benefits under the Company’s Amended and Restated 2017 Change-in-Control and Severance Policy (the “Policy”) as a “Tier 1” participant, subject to the following modifications: in the event of a change-in-control, to the extent any time-based equity awards would be canceled, such equity awards will accelerate in full immediately prior to the closing of such transaction, and any performance-based equity awards will vest or become canceled in accordance with their terms; the definition of “Good Reason” will include (x) a failure to be elected to the Board, (y) any failure to timely grant the equity awards, or (z) any failure to directly report to the board of directors of the ultimate parent of the Company, including after a change-in-control or a corporate transaction; in the event of a constructive termination that is not in connection with a change-in-control, all outstanding time-based equity awards will accelerate by twenty-four (24) months; and in the event of a constructive termination that is not in connection with a change-in-control, Mr. Sipes will receive 50% of his base salary instead of 150% of his base salary as set forth in the Policy.

Pursuant to his employment agreement, Mr. Sipes has agreed to maintain the confidentiality of the Company’s confidential information and be bound by the Company’s standard form of Confidentiality Information and Inventions Assignment Agreement. Mr. Sipes does not have any family relationship with any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Mr. Sipes’ employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1, and hereby incorporated by reference herein.

Vik Verma

Effective December 10, 2020, Vik Verma, the current CEO and a member of the Board, will leave his position as CEO of the Company and resign from the Company’s Board. Mr. Verma will remain as a non-executive employee through April 15, 2021 (the “Termination Date”), to assist with the transition of his duties, unless his employment is terminated earlier by either party (the “Transition Period”).

In connection with Mr. Verma’s departure, the Company and Mr. Verma entered into a Separation, Transition and General Release Agreement, dated December 9, 2020 (the “Separation Agreement”). The Separation Agreement provides that, subject to Mr. Verma’s execution of the Separation Agreement, including the general release of claims therein, and the Confidential Information, Non-Disclosure and Invention Assignment Agreement between 8x8 and Employee (the “IP Agreement”), Mr. Verma will receive the severance benefits for which he is eligible under the Policy as a “Tier I” executive as a result of a Constructive Termination.

Mr. Verma will also receive: continued vesting of existing time-based and performance-based equity awards during the Transition Period; a nine (9)-month period following the last date of the Transition Period to exercise vested stock options; a cash payment of $1,295,296 reflecting the value of approximately six (6) months of time-based vesting and an additional twelve (12) months accelerated vesting of a CEO stock grant for the Company’s 2021 fiscal year; continuation of base salary through December 31, 2020 and an aggregate payment of $66,000 to be paid during the period from January 1, 2021 through the Termination Date (the “Transition Period Payment”); a final amount of $66,000 if he re-executes and does not revoke the Separation Agreement, including the release of claims therein, at the end of the Transition Period in accordance with the terms of the Separation Agreement; and reimbursement for up to $25,000 for attorneys’ and advisers’ fees.

If Mr. Verma’s employment is terminated by the Company without cause before the Termination Date, the Transition Period Payment will continue to be paid until the Termination Date, without regard to the termination without cause. If his employment is terminated before the Termination Date for any other reason, the Transition Period Payment will cease on the effective date of the termination of his employment.

The Separation Agreement contains a general release of claims against the Company and provisions regarding the protection of the Company’s proprietary and confidential information that apply indefinitely, Company protections against conflicts of interest and employee solicitation during the Transition Period, the return of Company property, and mutual non-disparagement obligations that apply indefinitely. The IP Agreement (attached to the Separation Agreement) contains certain restrictive covenant obligations, including an employee non-solicitation covenant, that apply after the Transition Period ends.

A copy of Mr. Verma’s Separation Agreement dated December 9, 2020 is attached hereto as Exhibit 10.2, and hereby incorporated by reference.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on December 10, 2020, announcing the changes to the Company’s executive management team as described herein. The press release making this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and hereby incorporated by reference.

Item 8.01	Other Events.

Appointment of Jaswinder Pal Singh as Chairman of the Board

Mr. Bryan R. Martin, who has served as the Chairman of the Board (the “Chairman”) since 2003, will transition the Chairman role to Mr. Jaswinder Pal Singh effective as of December 10, 2020. Mr. Martin will continue to serve as a member of the Board and continue his role as Chief Technology Officer of the Company.

Mr. Singh, 56, has served as a Director of the Company since October 2013 and has served as Lead Independent Director since May 2019. Mr. Singh is expected to continue his service to the Compensation Committee and the Governance and Nominating Committee.

Amendment to the 8x8 Amended and Restated 2017 New Employee Inducement Incentive Plan

On December 9, 2020, the Board approved an amendment to the 8x8 Amended and Restated 2017 New Employee Inducement Incentive Plan (the “Inducement Plan”) to increase the share reserve under the Inducement Plan by 1,400,000 shares to a total available share reserve of 2,005,000 shares. The terms of the Inducement Plan are substantially similar to the terms of the 2012 Plan with the exception that incentive stock options may not be granted under the Inducement Plan. The amendment to the Inducement Plan was adopted by the Board without stockholder approval pursuant to New York Stock Exchange (NYSE) Listed Company Manual Section 303A.08. In accordance with NYSE Listed Company Manual Section 303A.08, awards under the Inducement Plan may only be made to an employee who has not previously been an employee or member of the board of directors of the Company or any parent or subsidiary, or following a bona fide period of non-employment by the Company or a parent or subsidiary, if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary.

A complete copy of the amendment to the Inducement Plan will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2020. The above summary of the Inducement Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Employment Agreement dated December 9, 2020, between 8x8, Inc. and David Sipes

10.2	Separation, Transition and General Release Agreement dated December 9, 2020, between 8x8, Inc. and Vikram Verma

99.1	Press release dated December 10, 2020

104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2020

8x8, Inc.

By:	/s/ Matthew Zinn
Matthew Zinn
SVP, General Counsel, Chief Privacy Officer & Corporate Secretary